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         [*] INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED
         SEPARATELY IN A REQUEST FOR CONFIDENTIAL TREATMENT WITH THE SECURITIES AND EXCHANGE COMMISSION



                                                                   Exhibit 10.54




                                 AMENDMENT No. 1
                      TO LICENSE AND DEVELOPMENT AGREEMENT
                      BETWEEN CELTRIX PHARMACEUTICALS, INC.
                             AND GENZYME CORPORATION


                  As of June 24, 1994, Celtrix Pharmaceuticals, Inc. (hereinafter "Celtrix") and Genzyme Corporation (hereinafter "Genzyme") entered into a License and Development Agreement (hereinafter "the Agreement"). Subject to the modifications contained in this Amendment No. 1, the Agreement shall continue in full force and effect.

                  In order to resolve any issues outstanding between Celtrix and Genzyme with respect to the Agreement and its subject matter, with the exception of transfer of any rights in Licensed Technology as defined in the Agreement, and in accordance with Section 12.6, Celtrix and Genzyme now wish to amend the Agreement as follows. The effective date of this amendment shall be the latest date of execution hereof by the parties, with all other terms of the Agreement continuing in full force and effect.


I.       Revision of Article 1, Section 1.26.

                  Section 1.26 shall be deleted and replaced with the following:

                  1.26. "Territory" means worldwide including Japan, China, Korea and Taiwan (the "Asian countries").


II.      Revision of Article 2, Sections 2.1 and  2.2.

                  Section 2.1 shall be deleted and replaced with the following:

                  2.1 Exclusive License. Subject to the terms and conditions of this Agreement and rights granted to Genentech, Inc., pursuant to the License Agreement dated April 1, 1993 between Celtrix and Genentech, Inc., Celtrix hereby grants to Genzyme an exclusive (against Celtrix and all others) right and license (including the right to grant sublicenses) to Celtrix's rights in the Territory to make, have made, (including by Celtrix hereunder), use and sell any Product in the Field (a) the use, manufacture or sale of which is covered by one or more claims of the Patents or (b)

Amendment No. 1
Page 2

incorporating or manufactured using Licensed Technology. Any Celtrix rights not specifically licensed hereunder shall continue to be vested exclusively in Celtrix, and Celtrix shall have the sole authority and discretion to exercise or refrain from exercising such rights.

                  Section 2.2 shall be deleted and replaced with the following:

                  2.2. Acquisition of Third Party Rights. Genzyme shall use all commercially reasonable efforts to obtain any rights, at its cost, from any Third Party that are necessary for the manufacture, use or sale of the Product in accordance with this Agreement. Genzyme shall bear and pay all costs and royalties due by Celtrix under Sections 3.2, 3.3, 3.4, and 3.5 of the License Agreement effective as of April 1, 1993 between Celtrix and Genentech, Inc. ("the "Genentech Agreement"), in accordance with the provisions contained in
Section 7.0 of the Genentech Agreement, and Genzyme shall further have the right to seek and obtain reduction of such royalty provisions, to its sole benefit.


III.     Addition to Article 3, Section 3.2.(c)

                  Section 3.2(c) shall be amended to add the following at the end of that Section 3.2:

                  Genzyme hereby waives and releases Celtrix from any obligation to provide, or pay the dollar equivalent of, any services required to be provided pursuant to this Section 3.2(c), including without limitation, all services required to be provided by Celtrix for the years 1994 through 1997 that are undelivered as of the effective date of this Amendment No. 1.


IV.      Revision of Article 4, Section 4.3(a)

                  Section 4.3(a) shall be deleted and replaced with the following:

                  (a) Royalty Rates. On a per Product (e.g., all wound repair Products regardless of dosage or formulation comprise a Product) and annual basis and subject to decrease pursuant to Section 4.3(b), Genzyme shall pay Celtrix royalties based on one of the following percentages of Net Sales of Products sold by Genzyme and its Affiliates in a country where the respective Product is covered by any Valid Claim, beginning with the First Commercial Sale in such country and continuing until all such Valid Claims have expired:

                  For Initial and Additional Products:

                                      -2-
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Amendment No. 1                          [*] INDICATES THAT CONFIDENTIAL
Page 3                                   TREATMENT HAS BEEN REQUESTED


                  (x)      [*] on Net Sales [*]; and

                  (y)      [*] on Net Sales [*].

V. Revision of Article 4, Section 4.3(e):

                  Section 4.3(e) shall be deleted and replaced with the following:

                  (e) Third Party Royalties. If any Third Party is entitled to receive royalties based on Product sales by Genzyme or its Affiliates or sublicensees, such royalty obligations shall be allocated to Genzyme and shall be paid directly by Genzyme.

VI. Revision of Article 5, Section 5.1:

                  Section 5.1 shall be deleted and replaced with the following:

                   5.1 Pre-Clinical and Clinical Manufacture. Subject to Genzyme's rights under Section 5.3, Celtrix shall be responsible for the manufacturing of all of Genzyme's requirements for Product for the conduct of pre-clinical and Phase I/II clinical testing of Initial Products prior to June 1, 1997, provided that Celtrix possesses the capability to perform such manufacturing under applicable regulatory standards and that it shall have adequate capacity to provide the necessary quality and quantity of Product in the time frames required by Genzyme. The parties shall agree to and implement customary forecast and order procedures with respect to such Product to be manufactured by Celtrix. With regard to such Product manufacture, Celtrix's responsibilities shall include all aspects of the manufacturing process, including maintenance of manufactured inventory, quality control and shipment of Product in accordance with orders placed by Genzyme. As compensation for such manufacturing services, Celtrix shall be entitled to receive payments of its manufacturing costs, subject to reduction pursuant to Section 3.2(c). Genzyme acknowledges that Celtrix has fulfilled all of its manufacturing requirements for Product under this Section 5.1.

ACCEPTED AND AGREED,

Celtrix Pharmaceuticals, Inc.                       Genzyme Corporation


By:      /s/      Andreas Sommer           By:      /s/      Richard Douglas
   -----------------------------              ----------------------------------
Title: President & CEO                     Title: V.P. Corporate Development
Date: 12/31/97                             Date: 12/18/97